UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2015

Impax Laboratories, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34263	65-0403311

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30831 Huntwood Avenue
Hayward, California 94544
(Address of principal executive offices)

Registrant’s telephone number, including area code: (510) 240-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐☐     Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On August 4, 2015, Impax Laboratories, Inc., a Delaware corporation (the “Company”), entered into a senior secured revolving credit facility (the “Revolving Credit Facility”) of up to $100 million, pursuant to a credit agreement, dated as of August 4, 2015, by and among the Company, the lenders party thereto from time to time and Royal Bank of Canada, as administrative agent and collateral agent (the “Revolving Credit Facility Agreement”). The Revolving Credit Facility is available for working capital and other general corporate purposes.

Borrowings under the Revolving Credit Facility will accrue interest at a rate equal to LIBOR or the base rate, plus an applicable margin. The applicable margin may be increased or reduced by 0.75% based on the Company’s total net leverage ratio. The Revolving Credit Facility will mature on August 4, 2020. No borrowings have been drawn from the Revolving Credit Facility to date.

Up to $12.5 million of the Revolving Credit Facility is available for issuances of letters of credit and any such issuance of letters of credit will reduce the amount available under the Revolving Credit Facility on a dollar-for-dollar basis. The Company is required to pay a commitment fee to the lenders on the average daily unused portion of the Revolving Credit Facility at an initial rate of 0.375% per annum. The commitment fee rate may be increased or reduced by 0.125% based on the Company’s total net leverage ratio.

The Revolving Credit Facility is guaranteed by each of the Company’s current and future direct and indirect wholly owned material domestic subsidiaries (the “Guarantors”) other than (i) unrestricted subsidiaries, (ii) certain immaterial subsidiaries, (iii) foreign subsidiaries and domestic subsidiaries that are “controlled foreign corporations,” (iv) certain holding companies of foreign subsidiaries, (v) not-for-profit subsidiaries, captive insurance companies and certain special purpose vehicles and (vi) any subsidiary that is prohibited by applicable law or contractual obligation from guaranteeing the Revolving Credit Facility or which would require governmental approval to provide a guarantee (unless such approval has been received).

The Revolving Credit Facility is secured by a first priority security interest (subject to permitted liens and certain other exceptions), on substantially all of the Company’s and the Guarantors’ assets.

The Company may reduce the unutilized portion of the Revolving Credit Facility in whole or in part without premium or penalty, subject to redeployment costs in the case of prepayment of LIBOR borrowings other than on the last day of any relevant interest period.

The Revolving Credit Facility Agreement contains certain negative covenants (subject to exceptions, materiality thresholds and other allowances) including, without limitation, negative covenants that limit the Company’s and its restricted subsidiaries’ ability to incur additional debt, guarantee other obligations, grant liens on assets, make loans, acquisitions or other investments, dispose of assets, make optional payments in connection with or modify certain debt instruments, pay dividends or make other payments on capital stock, engage in mergers or consolidations, enter into arrangements that restrict the Company’s and its restricted subsidiaries’ ability to pay dividends or grant liens, engage in transactions with affiliates, or change its fiscal year. The Revolving Credit Facility Agreement also includes a financial maintenance covenant whereby the Company must not permit its total net leverage ratio in any 12-month period to exceed 5.00:1.00, as tested at the end of each fiscal quarter commencing with the fiscal quarter ending December 31, 2015.

The Revolving Credit Facility Agreement contains events of default, including, without limitation (subject to customary grace periods and materiality thresholds), events of default upon (i) the failure to make payments under the Revolving Credit Facility, (ii) violation of covenants, (iii) incorrectness of representations and warranties, (iv) cross-default and cross-acceleration to other material indebtedness, (v) bankruptcy events, (vi) material monetary judgments (to the extent not covered by insurance), (vii) certain matters arising under the Employee Retirement Income Security Act of 1974, as amended, that could reasonably be expected to result in a material adverse effect, (viii) the actual or asserted invalidity of the documents governing the Revolving Credit Facility, any material guarantees or the security interests (including priority thereof) required under the Revolving Credit Facility Agreement and (ix) the occurrence of a change of control (as defined therein). Upon the occurrence of certain events of default, the obligations under the Revolving Credit Facility Agreement may be accelerated and any remaining commitments thereunder may be terminated.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Revolving Credit Facility Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 “Entry Into a Material Definitive Agreement” is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Credit Agreement dated as of August 4, 2015, by and among the Company, the lenders party thereto from time to time and Royal Bank of Canada, as administrative agent and collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAX LABORATORIES, INC.

Date: August 5, 2015	By:	/s/ Bryan M. Reasons
	Name:	Bryan M. Reasons
	Title:	Senior Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement dated as of August 4, 2015, by and among the Company, the lenders party thereto from time to time and Royal Bank of Canada, as administrative agent and collateral agent.